EXHIBIT 99.1

Braemar Hotels & Resorts
First Quarter 2018 Conference Call
May 3, 2018
10 a.m. CT

Introductory Comments - Joe Calabrese

Good morning everyone and welcome to today’s call to review results for Braemar Hotels & Resorts for the first quarter of 2018 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 2, 2018 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead sir.

Introduction - Richard Stockton

Good morning and thank you for joining us. I would like to begin the call today by discussing our recent rebranding from Ashford Hospitality Prime to Braemar Hotels & Resorts. We began trading on the New York Stock Exchange under our new ticker symbol BHR on April 24, 2018. Rebranding to Braemar Hotels & Resorts marks a key milestone in the Company’s strategy to focus on owning luxury hotels and resorts and capitalizing on the long-term superior performance of that segment of the lodging industry. We are excited about this rebranding and believe that having a distinct identity in the capital markets will be advantageous to our shareholders. For more information please visit our new website www.bhrreit.com.

Since announcing our revised strategy in early 2017, we have made substantial progress in rationalizing our non-core portfolio and have announced the acquisition of three world-class luxury hotels - The Hotel Yountville in Napa Valley, California, The Park Hyatt in Beaver Creek, Colorado, and The Ritz-Carlton in Sarasota, Florida. Currently, Braemar has the highest portfolio RevPAR of any lodging REIT, and thus has the highest quality hotel portfolio in the public markets.

During the quarter, the Company’s hotel operations and financial results continued to be adversely impacted by the challenges following Hurricane Irma and to some degree the wildfires in northern California last fall.

As we’ve discussed, we have comprehensive insurance in place with all of our hotels and we continue to work closely with our insurers to both seek recoveries for physical damage to our hotels as well as to minimize the impact to our properties’ P&L through business interruption insurance recoveries, which totaled $6.6 million during the quarter. While the recovery of business interruption proceeds should be nearing an end at the Pier House, Bardessono and Hotel Yountville as those properties return to normal operations, we would expect these recoveries to continue for some time at the Ritz-Carlton St. Thomas as that property may take up to two years to fully recover.

Now I would like to discuss our operating results. As expected, the impact of the events of last fall significantly impacted our comparable RevPAR figures, resulting in a decline of 9.8% inclusive of the covered properties. However, due to the fact that we have been successful in finalizing our business interruption claims, proceeds of which have been booked as Other Revenue, our comparable Hotel EBITDA posted 0.9% growth in the quarter. With regard to the company as a whole, for the quarter, we reported Adjusted EBITDAre of $29.8 million, versus $24.9 million in the prior year quarter, reflecting 19.7% growth, and AFFO per share of $0.44, versus $0.46 in the prior year quarter. Our overall portfolio TTM RevPAR of $213 continues to be the highest in the lodging REIT sector.

Turning to our strategic plan, in January of last year we announced a revised strategy with a focus of investing in the luxury segment. Evidence has shown the luxury segment has had the greatest RevPAR growth over the long term, which can translate into superior shareholder returns. We believe that clearly aligning our platform with this segment will differentiate us relative to our REIT peers. As part of our revised strategy, we identified four hotels that were designated as non-core to the portfolio. We stated that our intent was to either reposition or opportunistically sell these hotels.

We have also made significant progress in our investment strategy as, in April, we completed the acquisition of the 266-room Ritz-Carlton Sarasota for $171 million. This high quality, luxury resort property is located in a popular, growing market on the Florida Gulf Coast. With RevPAR of $284 in 2017 and strong cash flow, this acquisition will increase our overall portfolio RevPAR and we believe will be a very attractive acquisition for our shareholders. The initial EBITDA yield is 7.8% and we expect it to stabilize at 9.5%. Our downside is protected by a $5.5 million GOP holdback guarantee provided by the sellers for three years. In conjunction with this, we also closed on the acquisition of a 22-acre plot of vacant land adjacent to the golf course for $9.7 million that is currently entitled for residential development. Concurrent with the completion of the acquisition, we financed the hotel with a $100 million non-recourse mortgage loan and Deric will give more details on that in a moment.

Looking ahead, our team will continue to focus on enhancing shareholder value by delivering solid operational performance and continuing to execute on all aspects of our business plan. We will also continue to work on increasing investor awareness of our story through our focused investor relations efforts.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Richard.

During the quarter, as Richard mentioned, we recognized $6.6 million of business interruption income, which is reflected in the Other Revenue line of our Income Statement. For the Ritz-Carlton St. Thomas and Pier House Resort, these insurance recoveries related to the months of December through February and included approximately $4.5 million for the Ritz-Carlton St. Thomas and $360,000 for the Pier House Resort. For the Bardessono and Hotel Yountville, these insurance recoveries related to the months of October through

December and included approximately $958,000 for the Bardessono and $800,000 for the Hotel Yountville. While we expect the business interruption proceeds to continue for some time at the Ritz-Carlton St. Thomas, we do not expect significant recoveries at the other three properties as they have returned to more normal operations. Consistent with how we treated the uninsured losses from Hurricane Irma, we also added back the uninsured losses at the Bardessono and Hotel Yountville of $500,000 related to our deductible for purposes of calculating Adjusted EBITDAre and AFFO.

For the quarter, we reported net income attributable to common stockholders of $2.3 million or $0.07 per diluted share and we reported AFFO per diluted share of $0.44 compared with $0.46 for the same quarter last year.

Beginning with our first quarter results, we have started reporting EBITDA for real estate, or EBITDAre, as defined by NAREIT, and Adjusted EBITDAre. Previously, we reported Adjusted EBITDA. Adjusted EBITDAre is calculated in a similar manner as Adjusted EBITDA, without the deduction of non-controlling partners’ pro rata share of Adjusted EBITDA, which totaled $2 million in the first quarter. The rationale for including 100% of EBITDAre for consolidated affiliates with non-controlling interests is that the full amount of any debt of these affiliates is reported in our consolidated balance sheet and therefore metrics using total debt to EBITDAre provide a better understanding the Company’s leverage. This is also consistent with NAREIT’s definition of EBITDAre.
Adjusted EBITDAre for the quarter was $29.8 million, which reflected a 19.7% growth rate over the prior year.

At quarter's end, we had total assets of $1.4 billion. We had $826 million of mortgage debt, of which $47 million related to our joint venture partner's share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined debt had a blended average interest rate of 4.7% and was almost entirely floating rate. All of our floating rate debt has interest rate caps in place. As of the end of the first quarter, we had approximately 41% net debt to gross assets and our trailing 12-month fixed charge coverage ratio was approximately 2.2x. Our next hard debt maturity is not until 2019. We ended the quarter with net working capital of $151 million.

As of March 31, 2018, our portfolio consisted of 12 hotels with 3,341 net rooms.

Our share count currently stands at 37.7 million fully diluted shares outstanding, which is comprised of 32.5 million shares of common stock and 5.1 million OP units. In our financial results, we include approximately 6.6 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a first quarter 2018 cash dividend of $0.16 per share, or $0.64 per diluted share on an annualized basis. This equates to an annual yield of approximately 6.2% based on yesterday’s closing price, one of the highest in the lodging REIT space.

On the capital markets front, while we did not complete any financings during the quarter, in early April, we closed on a $100 million mortgage loan to finance the acquisition of the Ritz-Carlton Sarasota. This loan has a 5-year term and provides for a floating interest rate of LIBOR + 2.65%. We continue to see very attractive debt financing markets for high quality hotels such as ours. As is typical for periods of rising short-term interest rates, we have seen spreads for hotel mortgage loans continue to compress over the last 12-18 months. We will continue to assess our portfolio for additional refinancing opportunities to capitalize on these favorable trends

This concludes our financial review. I'd now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

Comparable RevPAR for our portfolio declined by 9.8%; however, for all hotels not under renovation during the first quarter, Comparable RevPAR grew by 2.3%. Hotel EBITDA flow-through for the entire portfolio was strong at 104%. Despite a 7.0% decline in comparable total hotel revenues, Comparable Hotel EBITDA increased by $292,000, or 0.9%, with margins increasing by 256 basis points. Our most recent group pace for 2018 shows definite group room revenue increasing 8.0% for the remainder of the year, and 2019 pace is up 9.1%. Due to a comparably slow start to the year, full year 2018 pace is up 2.9%. The foregoing pace numbers exclude the Ritz-Carlton St. Thomas since its pace data is not comparable.

This quarter’s best performing asset was once again the Courtyard Philadelphia Downtown, which grew RevPAR by 24.1%, driven by rate growth of 15.3% and 7.6% occupancy growth. This robust RevPAR growth resulted in the property increasing share relative to both the Philadelphia CBD submarket and the upscale Philadelphia market by 9.0% and 12.5%, respectively. Increased citywide demand drove the occupancy growth as Philadelphia hosted six citywides during the first quarter of 2018 compared to one citywide in the first quarter of 2017. In addition, transient volume grew due to two home playoff games for the Eagles in the month of January and 250 more room nights at a $33 higher rate on Super Bowl Sunday. Not only did we increase the top line, but Hotel EBITDA flow-through was 68% during the first quarter and margins increased by 822 basis points, resulting in a $1.0 million, or 64.1%, increase in Hotel EBITDA. These continued strong results help fuel our excitement regarding the future conversion of this hotel to Marriott’s Autograph Collection.

In addition to the outstanding performance of the Courtyard Philadelphia Downtown, I wanted to briefly mention that our next best performing asset, the Hilton La Jolla Torrey Pines, grew RevPAR 5.7% during the first quarter driven by 8.0% occupancy growth. The hotel outperformed its competitors and the upper upscale San Diego market by 6.2% and 5.7%, respectively. While group business declined for the quarter, the increase in transient volume more than compensated for the loss. Not only did the property experience robust RevPAR growth, but F&B revenue also increased by $1.3 million, or 29.9%, due to fewer-rooms only groups. Additionally, this property experienced solid 55% Hotel EBITDA flow-through, which led to strong Hotel EBITDA growth of $972,000, or 25%, and made this property one of the top performers in our portfolio.

The Ritz-Carlton St. Thomas continues to experience the impact from Hurricanes Irma and Maria, posting a 59.6% RevPAR decline during the first quarter. Interim structural roof repairs began in April in preparation for the permanent roofs being installed. Guestroom model room review will be held in early July and construction on the rooms is expected to start in September and continue until completion in September 2019. The lobby renovation should start in August including construction of a new specialty restaurant. The ballroom and meeting space renovation, including an expansion of the pre-function area, is expected to begin in October. Additionally, we are currently working on a new sundry shop concept and a new kid’s pool.

Another property posting a significant RevPAR decline for the quarter was the Capital Hilton. Due to the presidential inauguration in January of 2017, this property faced a very difficult comparison, in addition to having meeting space renovation ongoing.

I would also like to provide an update on the other three hotels affected by natural disasters at the end of last year, all of which are starting to stabilize following their respective disasters. During the quarter, the Pier

House Resort and Spa RevPAR declined by 3.7% while the Bardessono and Hotel Yountville experienced 4.4% and 3.3% declines in RevPAR, respectively. The first quarter at Pier House was weaker than hoped due to people not booking in September and October 2017 for the beginning of 2018 because of Hurricane Irma; therefore, we had to run more promotions and increase OTA volume. Also, the main thoroughfare and bridges through the Florida Keys were not completely cleared of debris until February, which likely lessened demand due to the perception that the area remained affected by the hurricane. At Hotel Yountville, room revenue improved each month and performed as expected and in line with budget. Bardessono struggled with both transient and group business in January with solid performance during the remainder of the quarter but was able to grow RevPAR share relative to the property’s competitors during the first quarter by 2.0%.

During 2018, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $60-80 million in capital expenditures during the year which is $10-$25 million higher than we mentioned on last quarter’s call and excludes insurance funded capex. This increase is predominantly comprised of the strategic acceleration of capital projects to limit displacement, both at the Courtyard San Francisco as well as pulling forward additional amenity enhancements at the Ritz-Carlton St. Thomas while the resort is under renovation. This capex spend includes significant work related to the Courtyard San Francisco and Courtyard Philadelphia conversions to Marriott’s Autograph Collection. Additionally, we have identified highly accretive opportunities to add additional keys within our portfolio. Specifically, we will be adding 7 keys in the Park Hyatt Beaver Creek and a 3-key presidential villa at the Bardessono Hotel.

This concludes our prepared remarks, and we will now open the call up to your questions.

<Q&A>

Richard Stockton

Thank you for joining us on our first quarter earnings call and we look forward to speaking with you again on our next call.